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Exhibit 3.2(q)(2)

AMENDMENT OF PARTNERSHIP AGREEMENT
AND CONSENT TO REGISTRATION
AS A LIMITED LIABILITY PARTNERSHIP

I.    Amendments.

        The undersigned, being all of the Partners of Crossmann Communities Partnership, an Indiana general partnership (the "Partnership"), hereby agree to amend the Partnership Agreement of the Partnership made as of the 1st day of September, 1993, as previously amended (the "Partnership Agreement"), in the following respects:

          A.    Article II of the Partnership Agreement, "Name of Partnership and Names of Partners," is hereby amended and restated in its entirety to read as follows:

      "The name of the partnership shall be Beazer Homes Indiana LLP."

      "The names and addresses of the Partners are:

Deluxe Homes of Lafayette, Inc. 1000 Abernathy Road, Suite 1200 Atlanta, GA 30328	Beazer Homes Investments, LLC 1000 Abernathy Road, Suite 1200 Atlanta, GA 30328

          B.    Article VII of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

              "Each Partner shall share the net profits, net losses, and distributions of the Partnership as follows:

Name	Percentage
Beazer Homes Investments, LLC	83.111%
Deluxe Homes of Lafayette, Inc.	16.889	%"

          C.    Article VIII, Section 8.1 of the Partnership Agreement, "Designation of Managing Partner," is hereby amended and restated in its entirety to read as follows:

              "Section 8.1.    Designation of Managing Partner. Beazer Homes Investments, LLC is hereby designated the Managing Partner of the Partnership."

          D.    The following is hereby added as Article XII to the Partnership Agreement:

              "Limited Liability.    From and after the registration of the partnership as a limited liability partnership under applicable law, the provisions of this Article shall be applicable. No partner shall be liable, directly or indirectly, including by way of indemnification, contribution, or otherwise, for the debts, obligations, or liabilities of, or chargeable to, the partnership or other partners, whether arising in tort, contract, or otherwise, or the acts or omissions of any other partner, solely by reason of being a partner, acting or failing to act as a partner, or participating as an employee, a consultant, a contractor, or otherwise in the conduct of the business or activities of the partnership while the partnership is a limited liability partnership. The partnership shall be solely liable out of partnership assets for the debts, obligations, and liabilities of the partnership. A partner's liability for the obligations of the partnership shall be limited to the aggregate amount of such partner's capital account and agreed upon contribution to the partnership."

        The amendments contained herein shall be deemed effective on and after the date hereof. In all other respects, the Partnership Agreement remains in full force and effect without any other amendment.

II.    Consent.

        The undersigned partners hereby consent to, and authorize any partner to execute and file with the Indiana Secretary of State, an appropriate registration form, substantially in the form of Exhibit A attached hereto, to effect the establishment and registration of the partnership as a limited liability partnership under and in accordance with the applicable laws of the State of Indiana.

[Signature page follows]

        Executed as of the 27th day of December, 2004.

BEAZER HOMES INVESTMENTS, LLC
By:	Beazer Homes Corp., Its Managing Member
By:	/s/ IAN J. MCCARTHY Ian J. McCarthy, President
DELUXE HOMES OF LAFAYETTE, INC.
By:	/s/ IAN J. MCCARTHY Ian J. McCarthy, President

Exhibit A

REGISTRATION TO QUALIFY

AS A

LIMITED LIABILITY PARTNERSHIP

OF

BEAZER HOMES INDIANA LLP

        BEAZER HOMES INDIANA LLP (the "Partnership"), by its duly authorized partner signing below, hereby qualifies as a limited liability partnership under the Indiana Uniform Partnership Act, IND. CODE §23-4-1 et seq. (the "Act"), by executing and filing with the Indiana Secretary of State this Registration to Qualify as a Limited Liability Partnership (this "Registration") under applicable provisions of the Act, and as required or permitted by the Act states herein as follows:

        Section 1.1    The name of the Partnership is Beazer Homes Indiana LLP.

        Section 1.2    The address of the Partnership's principal office is 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328.

        Section 1.3    The name of the Partnership's registered agent as required to be maintained by the Act (IND. CODE §23-4-1-50) is Corporation Service Company, whose business address is at the address of the Partnership's registered office for service of process stated below.

        Section 1.4    The address of the Partnership's registered office for service of process as required to be maintained by the Act is 251 East Ohio Street, Suite 500, Indianapolis, IN 46204.

        Section 1.5    The Partnership engages or intends to engage in the business of development, construction and sales of single-family homes and in any and all other lawful business or businesses in which limited liability partnerships may engage in the State of Indiana.

        Section 1.6    From and after the effective time of this Registration, and continuing thereafter so long as the Partnership is a limited liability partnership, no partner of the Partnership shall be personally liable, directly or indirectly (including, without limitation, by way of indemnification, contribution or otherwise), for the debts, obligations or liabilities of or chargeable to the Partnership or any other partner or partners, whether arising in tort, contract or otherwise, or for the acts or omissions of any other partner, except to the extent, and only to the extent, provided otherwise by the Act, it being the intention of the Partnership by filing this Registration to limit the personal liability of all partners of the Partnership to the fullest extent permitted by applicable law.

        Section 1.7    The filing of this Registration is evidence of the intent of the Partnership to act as a limited liability partnership.

        Section 1.8    This Registration shall be effective immediately upon the filing thereof with the Indiana Secretary of State.

[Signature page follows]

        Dated this        day of December, 2004.

BEAZER HOMES INDIANA LLP
By:	Beazer Homes Investments, LLC, Its Managing Partner
	By:	Beazer Homes Corp., Its Managing Member

		By:	Ian J. McCarthy, President

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  Exhibit 3.2(q)(2)